Exhibit 10.2

HENRY SCHEIN, INC.

EXECUTIVE CHANGE IN CONTROL

PLAN

As Amended and Restated Effective as of April 10, 2025

1. Introduction. The purpose of the Henry Schein, Inc. Executive Change in Control Plan, as amended and restated effective as of April 10, 2025 (the “Plan”), is to provide assurances of specified benefits to executive-level employees of Henry Schein, Inc. (“HSI” or the “Company”) who are eligible to participate as set forth under the Plan and who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is terminated under the circumstances described in the Plan.

Unless otherwise provided for in Section 2(g) and except with respect to the Severance Plan (as defined herein) or agreed to in writing between the Company and a Participant on or after the date hereof, the Plan shall supersede, and Participant covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Company, or agreement or arrangement between a Participant and the Company, that could otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23.

Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 3.

2. Entitlement to Severance Benefits.

(a) Cash Severance Benefit. Subject to Section 2(g) of the Plan, in the event that a Participant’s employment is terminated or terminates (a “Termination”) by the Company without Cause or by the Participant for Good Reason, in either case within two years following a Change in Control, the Participant shall be entitled to receive the sum of the following amounts, payable in a cash at the times specified below: (i) Base Salary through the Termination date, which shall be paid no later than 15 days after the Termination date; (ii) a pro rata annual incentive compensation award based on actual achievement of the specified goals for the plan year in which the Termination occurs, which shall be paid in the calendar year immediately following the calendar year in which the Termination date occurs; and (iii) an amount equal to the product of (x) the applicable Severance Multiple, and (y) the sum of the Participant’s Base Salary plus the Participant’s target annual cash bonus which will be paid on the first business day immediately following the six-month anniversary of the Termination date. In addition, notwithstanding the foregoing, in the event the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, in either case (x) within 90 days prior to the effective date of a Change in Control, or (y) after the first public announcement of the pendency of the Change in Control, such termination shall, upon the effective date of a Change in Control, be deemed to be a “Termination” covered under the preceding sentence of this Section 2(a), and the Participant shall be entitled to the amounts provided for under the preceding sentence.

(b) Other Severance Benefits. Subject to Section 2(g) of the Plan, in the event a Participant becomes entitled to the amounts provided for in Section 2(a) hereof, and notwithstanding anything to the contrary contained in any stock option or restricted stock/unit agreement, the Participant shall also become entitled to the following: (i) immediate vesting of all the Participant’s outstanding stock options to the fullest extent permitted under the applicable stock option plan; (ii) elimination of all restrictions on any of the Participant’s restricted stock/unit or deferred stock awards outstanding at the time of Termination; (iii) immediate vesting of all of the Participant’s restricted stock/unit or deferred stock awards and non-qualified retirement benefits; (iv) settlement of all of the Participant’s deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form; and (v) subject to (A) the Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Participant’s continued copayment of premiums at the same level and cost to the Participant as if the Participant continued as an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period (not to exceed 18 months) equal to the product of (x) 12 months and (y) the Severance Multiple, at the applicable active employee rate which shall be provided by reimbursement on a monthly basis of (or the Company otherwise bearing) the premium cost under COBRA health continuation in excess of the applicable active employee rate, provided that the Participant is eligible and remains eligible for COBRA health continuation coverage; and provided, further, that in the event that the Participant obtains other employment that offers substantially equivalent group health benefits, such continuation of coverage by the Company under this Section 2(b) shall immediately cease.

(c) In the event that a Participant becomes entitled to payments under this Section 2 or any other amounts (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company (collectively the “Payments”), all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other similar tax, but excluding any income tax of any nature) (“Excise Tax”), then the Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by the Participant on a net after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Code Section 4999. If a reduction is to occur pursuant to clause (B) of the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A and timely elected by the Participant, the Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock/unit awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) payments under Section 2(a)(iii) hereof; and (4) continued health insurance under Section 2(b)(v) hereof.

(d) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Payments (in whole or in part) either do not constitute “parachute payments,”

represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e) For purposes of determining whether clause (A) or clause (B) of Section 2(c) applies to the amount of the Payments, the Participant’s actual marginal rate of federal income taxation in the calendar year in which the Payments are to be paid shall be used and the actual marginal rate of taxation in the state and locality of the Participant’s residence for the calendar year in which the Payments are to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes under Section 68 of the Code.

(f) No Mitigation; No Offset. In the event of any Termination, the Participant shall be under no obligation to seek other employment and no amounts due to a Participant under the Plan shall be subject to offset due to any remuneration attributable to subsequent employment that a Participant may obtain.

(g) Exclusivity of Severance Payments; Release. In the event a Participant becomes entitled to the amounts provided for in this Section 2, such Participant shall not be entitled to any other severance payments or severance benefits, whether contractual or not, from HSI, or any payments by HSI on account of any claim by the Participant of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws; provided, however, in the event a Participant became entitled to amounts under the Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”) or any binding individual agreement with the Company providing for severance benefits, all payments and benefits under the Severance Plan or applicable binding individual agreement shall cease and the amounts payable to such Participant under the Plan shall be reduced, but not below zero, by any amounts actually paid or benefits actually provided to such Participant under the Severance Plan or applicable binding individual agreement. The Termination payments and benefits (other than the obligations specified in Section 2(a)(i) and (ii) above) provided under the Plan shall be conditioned upon and subject to the Participant executing a valid general release reasonably satisfactory to HSI, releasing any and all claims arising out of the Participant’s employment (other than enforcement of the Participant’s rights under the Plan), any rights under HSI’s incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury (the “Release”). The Company shall provide the Release to a Participant within seven business days following the Participant’s Termination date. In order to receive the payments and benefits provided under the Plan, a Participant shall be required to sign the Release within 45 days after it is provided to the Participant, and not revoke it within the seven-day period following the date on which it is signed. Notwithstanding anything to the contrary contained herein, all payments and benefits delayed pursuant to this Section 2(e), except to the extent any such payments and benefits are subject to a six-month delay as required by Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), shall be paid to the Participant in a lump sum on the first Company payroll date on or following the 60th day after the Termination date, and any remaining payments or benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

3. Definitions. For purposes of the Plan, the following terms shall have the meanings ascribed to them.

(a) “Administrator” means the Company, acting through the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), or any person(s) to whom the Compensation Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 6, but only to the extent of such delegation.

(b) “Base Salary” means the annualized rate of pay in effect on the Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction. As used herein, the term “Base Salary” includes, without limitation, the annualized rate of any automobile allowance in effect on the date of Termination, the amount, as applicable, of the Company’s matching 401(k) contribution and/or supplemental employment retirement plan contribution for the full year preceding the date of the Change in Control, and any salary reduction contributions to a plan established by the Company or any subsidiary of the Company under Code Section 401(k), 125 or 132(f), as well as any elective contributions by a Participant to a deferred compensation plan maintained by the Company or any subsidiary of the Company.

(c) “Cause” shall exist if: (i) the Participant is convicted of, or pleads nolo contendere to, any felony which materially and adversely impacts HSI’s financial condition or reputation; (ii) the Participant engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the Participant’s duties which materially and adversely impacts HSI’s financial condition or reputation; or (iii) the Participant violates Section 4 of the Plan.

(d) “Change in Control” shall be deemed to occur upon any of the following: (i) acquisition of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Act”)) by any one “person” (as such term is defined in Section 3(a)(9) of the Act) or by any two or more persons deemed to be one “person” (as used in Section 13(d) or 14(d) of the Act) (each referred to as a “Person”) excluding HSI, any subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of 33% or more of the combined total voting power of the then-outstanding voting securities of HSI (the “Outstanding Voting Securities”) without the prior express approval of the Company’s Board of Directors; (ii) acquisition of “beneficial ownership” by any Person excluding HSI, any subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of more than 50% of the combined total voting power of the then Outstanding Voting Securities; (iii) directors elected to the Company’s Board of Directors over any 24-month period (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a twelve-month period) not nominated by HSI’s Nominating & Corporate Governance Committee (or a committee of the Company’s Board of Directors performing functions substantially similar to such committee) represent 30% (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a majority) or more of the total number of directors constituting the Company’s Board of Directors at the beginning of the period, (or such nomination results from an actual or threatened proxy contest); (iv) any merger, consolidation or other corporate combination of HSI (a “Transaction”), other than (x) a Transaction involving only HSI and one or more of its subsidiaries, or (y) a Transaction immediately following which the stockholders of HSI immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 50% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction; and (v) upon the sale of all or substantially all of the consolidated assets of HSI, other than (x) a distribution to stockholders, or (y) a sale immediately following which the stockholders of HSI immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 50% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction.

Solely for purposes of Section 2(a)(x) and (y), no Change in Control shall be deemed to have occurred unless the circumstances of such Change in Control would be treated as having resulted in the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

(e) “Confidential Information” shall mean all information concerning the business of HSI relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. With respect to each Participant, excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through such Participant’s violation of Section 4 of the Plan, or (ii) regarding HSI’s business or industry properly acquired by such Participant in the course of the Participant’s career as an employee in HSI’s industry and independent of the Participant’s employment by HSI. For this purpose, information known or available generally within the trade or industry of HSI shall be deemed to be known or available to the public.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g) “Good Reason” shall mean a Participant’s termination of his or her employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in a Participant’s position or responsibilities or assignment of duties materially inconsistent with the Participant’s status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer the Participant a position in the combined business entity, having authority equivalent in scope to the authority in the position held by the Participant in the Company immediately prior to such business combination; (iii) any decrease in the Participant’s Base Salary, target annual incentive or long- term incentive opportunity; (iv) any breach of the terms of the Plan by HSI after receipt of written notice from the Participant and a reasonable opportunity to cure such breach; (v) HSI’s failure to obtain any successor entity’s assumption of its obligations to the Participant hereunder; or (vi) the Company requiring the Participant to perform services as an employee on an ongoing basis at a location more than 75 miles distant from the location at which the Participant performs services as of the date immediately prior to the Change in Control.

(h) “Participant” means (x) an employee of the Company who is a member of the Company’s Executive Management Committee (or a successor committee thereof), or (y) an employee of the Company or any subsidiary of the Company who has been specifically designated as eligible to participate in the Plan pursuant to notification in writing from the Administrator, and, in case of each of (x) or (y), who (i) is a member of a select group of management or highly compensated employees and (ii) has timely and properly executed and delivered a Participation Agreement to the Company. Notwithstanding anything herein to the contrary and for the avoidance of doubt, in the event that

Participant ceases to be a member of the Company’s Executive Management Committee (or a successor committee thereof) for any reason other than due to (i) a Termination, or (ii) any change in title that would entitle a Participant to resign with Good Reason hereunder, then such person shall immediately cease to be a Participant under the Plan and shall cease to have any rights under the Plan or the Participation Agreement, unless the Compensation Committee determines otherwise in its sole discretion.

(i) “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the employee.

(j) “Severance Multiple” shall mean, such value as the Compensation Committee shall determine in its sole and absolute discretion, provided that in the exercise of such discretion the Compensation Committee shall be under no obligation to treat two similarly-situated Participants in the same or similar manner, and provided further, that the Severance Multiple shall in no event exceed 3.0. In the event that the Compensation Committee determines the value of Severance Multiple based on a Participant’s title, in the event of a Participant’s change in title, such Participant shall immediately become entitled to the applicable Severance Multiple set by the Compensation Committee without any further actions on behalf of the Company, the Administrator, or the Participant.

4. Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a) During a Participant’s employment with the Company or any of its subsidiaries and at all times thereafter, the Participant shall not, without HSI’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of the Participant’s duties hereunder or when required to do so by law. In the event that a Participant is so required by law, the Participant shall give prompt written notice to HSI sufficient to allow HSI the opportunity to object to or otherwise resist such order.

(b) During a Participant’s employment with the Company or any of its subsidiaries and for a period of 24 months thereafter, the Participant shall not, without HSI’s prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by HSI or any affiliate, or (ii) was employed by HSI or any affiliate within three months prior to such solicitation.

(c) The Participant agrees that, during the Participant’s employment with the Company or any of its subsidiaries and thereafter (including following any Termination for any reason) the Participant will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to HSI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in the Plan shall preclude a Participant from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(d) The Administrator may, in its sole discretion, adopt country-specific and state-specific terms and conditions that govern the interpretation of this Section 4 that are in no event more restrictive on a Participant than this Section 4 and such additional country-specific terms and conditions for such country or the additional state-specific terms and conditions for such state, if any, will apply to a Participant to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

5. Claims Procedure; Resolution of Disputes. Any claim by a Participant with respect to the Plan, including without limitation eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be first made in writing to a person designated by the Administrator from time to time for such purpose. If the designated person receiving a claim believes that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and an explanation of why such material or information, if any, is necessary, and (c) notice that the Participant has the right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s Administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Administrator within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Company. Such period may be extended by the Administrator for good cause shown. The claim will then be reviewed by the Administrator. In connection with this appeal, the Participant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (ii) submit to the Administrator written comments, documents, records, and other information related to the claim. If the Administrator deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Administrator’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (1) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (2) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (3) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start an arbitration proceeding to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) demands arbitration seeking payment of benefits, as set forth below.

After a Participant has exhausted the administrative remedies set forth in this Section 5, all further claims with respect to the Plan, including without limitation eligibility, participation, contributions, benefits or other aspects of the operation of the Plan, shall be resolved by binding arbitration, to be held at an office closest to HSI’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, HSI shall continue payment of all amounts and benefits due to a Participant hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on the Participant’s behalf by HSI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of the Participant’s dispute assertions or defenses were in bad faith or frivolous In addition, no action may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no action may be started more than two years after the time when the Administrator should have decided the appeal.

6. Administration of the Plan. In accordance with Section 3(a), the Administrator (a) may, in its sole and absolute discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Compensation Committee. Notwithstanding anything herein to the contrary the Administrator shall not have discretionary authority with respect to the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party.

7. Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Company’s Board of Directors (or a duly authorized committee thereof) at any time and for any reason, with or without notice, provided that any such amendment or termination that would materially and adversely affect the rights of any Participant shall not to that extent be effective without the consent of the affected Participant. Notwithstanding anything herein to the contrary, the Company shall not amend or terminate the Plan at any time on or after, or within ninety (90) days prior to, (a) the occurrence of a Change in Control or (b) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until the later of two (2) years after the occurrence of a Change in Control and the date that all Payments under the Plan have been paid.

8. Effect of Plan on Other Benefits. Except as specifically provided in the Plan, the existence of the Plan shall not be interpreted to prohibit or restrict a Participant’s participation in any other employee benefit or other plans or programs in which the Participant may participate from time to time.

9. Not an Employment Agreement; Rights Forfeitable. The Plan is not a contract of employment between any Participant and HSI. HSI may terminate a Participant’s employment at any time, subject to the terms hereof or any other agreement that might exist between a Participant and HSI. Notwithstanding anything herein to the contrary and for the avoidance of doubt, in the event that Participant ceases to be a member of the Company’s Executive Management Committee (or a successor committee thereof) for any reason other than due to (i) a Termination, or (ii) any change in title that would entitle a Participant to resign with Good Reason hereunder, then such person shall immediately cease to be a Participant under the Plan and shall cease to have any rights under the Plan or the Participation Agreement, unless the Compensation Committee determines otherwise in its sole discretion.

10. Assignability; Binding Nature. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. Any such successor and/or assignee shall be required to expressly assume, in writing, the terms and obligations of the Plan. In the event the surviving entity in any transaction to which the Company is a party is a subsidiary of another entity, then the ultimate parent entity of such surviving entity shall cause the surviving entity to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, means the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent entity) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.

11. Governing Law/Jurisdiction. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA the Plan shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

12. Severability. In case any one or more of the provisions, subsections, or sentences contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in the Plan shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Administrator may prescribe.

14. Minors and Incompetents. If the Administrator shall find that any person to whom Payments are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Payments due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) shall be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to the Payments, in such manner and proportions as the Administrator may determine in its sole discretion. Any such Payments shall be a complete discharge of the liabilities of the Company, the Administrator, and the Company’s Board of Directors under the Plan. If a Participant dies or becomes permanently disabled prior to payment of all Payments due to such Participant, any and all unpaid amounts shall be paid to the Participant’s heir(s), executor or estate.

15. Non-Alienation of Benefits. The Payments payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Payments to be so subjected shall not be recognized.

16. Code Section 409A. It is intended that the provisions of the Plan comply with Code Section 409A, and all provisions of the Plan (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

17. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

18. Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Company by electronic means as determined by the Company in its sole discretion.

19. Not Part of Compensation Package and No Acquired Rights. The Payments payable hereunder are provided solely as a payment for involuntary termination under the circumstances described herein (i.e., termination by the Company without Cause or resignation by the Participant for Good Reason) and shall not constitute part of a Participant’s employment compensation package. The Payments under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination pay, redundancy, end of service payments, long-service awards, bonus, incentive pay, pension, or retirement benefits or similar payments and does not create any acquired rights.

20. Personal Information. By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third-party service provider, for all purposes relating to the operation of the Plan and to the extent necessary for such operation. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

*   *   *

Appendix A

Henry Schein, Inc. Executive Change in Control Plan

Form of Participation Agreement

Henry Schein, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Executive Change in Control Plan, as may be amended from time to time (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.

In order to become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

The Plan describes in detail certain circumstances under which you may become eligible for Payments (as defined in the Plan). As described more fully in the Plan, you may become eligible for a Payment under Section 2 of the Plan if you experience a Termination (as defined in the Plan).

In order to receive and/or retain any Payments for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and you must also adhere to the non-disclosure, non-disparagement and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in the Plan, for any Participant who is a U.S. taxpayer (whether by reason of being a U.S. citizen, U.S. resident otherwise), your Payments (if any) may be reduced under certain circumstances, if necessary, to avoid your Payments from becoming subject to “golden parachute” excise taxes under the U.S. Internal Revenue Code.

By signing this Participation Agreement and being eligible to participate in the Plan, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) you agree to comply with the restrictive covenants set forth in Section 4 of the Plan; (4) you agree to settle all disputes relating to the Plan and your rights thereunder by binding arbitration as set forth in Section 5 of the Plan following your exhaustion of the claims and appeal procedure under Section 5 of the Plan; (5) if you are a party to an agreement with the Company providing for severance and/or other benefits as a result of the termination of your employment in connection with a Change in Control (a “Prior Agreement”), this Participation Agreement and the Plan shall replace and supersede any such Prior Agreement, and any such Prior Agreement shall be of no further force or effect; and (6) you agree and acknowledge that in the event you cease to be a member of the Company’s Executive Management Committee (or a successor committee thereof) for any reason other than due to (i) a Termination, or (ii) any change in your title that would entitle you to resign with Good Reason under the Plan, then you will immediately cease to be a Participant under the Plan and you will not have any rights under the Plan or this Participation Agreement (unless the Compensation Committee determines otherwise in its sole discretion).

[Signature Page Follows]

HENRY SCHEIN, INC.	[PARTICIPANT NAME]

Signature	Signature

Name	Date

Title

Attachment: Henry Schein, Inc. Executive Change in Control Plan

[Signature Page to the Participation Agreement]